DELPHAX TECHNOLOGIES REPORTS PROFITABLE THIRD QUARTER

MINNEAPOLIS, Aug. 3, 2005 — Delphax Technologies Inc. (Nasdaq:DLPX) today reported net sales of $13.2 million for its third fiscal quarter ended June 30, 2005, an increase of 4.5 percent from $12.6 million for the same period in fiscal 2004. Third-quarter net income was $288,000, or $0.05 per share, compared with a net loss of $451,000, or $0.07 per share, for the third quarter of fiscal 2004.

For the first nine months of fiscal 2005, net sales were $39.0 million, compared with $41.5 million in the same period last year. Net income was $31,000, or $0.00 per share, vs. $289,000, or $0.05 per share, in the first nine months of 2004.

“We believe our third-quarter performance is further evidence that we have been able to adjust for the unusually slow economic recovery of our industry,” said Jay Herman, chairman and chief executive officer. “We have taken the steps we felt necessary to operate profitably within this difficult environment, at the same time working to meet all of the critical challenges that go with entering a new, larger market with major new products. While the broad market recovery continued to be limited during our third quarter, we are pleased to be able to report our first year-to-year improvement in service-related revenues in the last five quarters.

“We’ve managed our expenses to the point where we’ve been able to show profitability in the second and third quarters of this year even at the depressed level of equipment revenues. We believe we’ve been able to do this without undermining development and marketing efforts that are essential to our longer-term strategic success in the emerging commercial digital printing marketplace.”

Expense reductions accounted for most of the favorable swing of $920,000 in the company’s third-quarter operating income line—from an operating loss of $246,000 in the third quarter of fiscal 2004 to operating income of $674,000 in the third quarter this year.

Included in third-quarter results was the sale of a high-speed CR Series press to Toray Engineering, Delphax Technologies’ new distributor in Japan. Toray purchased the press—the first CR Series press sold in Japan—to demonstrate its capabilities to potential Japanese commercial printing customers.

Delphax Technologies Inc. will discuss its third quarter results in a conference call for investors and analysts today, Wednesday, Aug. 3, 2005, at 3:30 p.m. Central Time. To participate in the conference call, please call 1-303-205-0066 shortly before 3:30 p.m. Central Time and ask for the DELPHAX conference call. To listen to a taped replay of the conference, call 1-303-590-3000 and enter the pass code 11036637#. The replay will be available beginning at 5:30 p.m. on Aug. 3, and will remain active through Aug. 17, 2005.

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About Delphax Technologies Inc.
Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently over 4,000 installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

CONTACTS:
Jeff Mathiesen
Chief Financial Officer
Delphax Technologies Inc.
(952) 939-9000

MORE – FINANCIALS FOLLOW...

DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30

	2005	2004	2005	2004

Sales:
Maintenance, spares and supplies	$12,210	$11,981	$35,058	$36,401
Printing equipment	942	600	3,911	5,096

NET SALES	13,152	12,581	38,969	41,497
Cost of sales	5,746	5,275	17,702	18,106

GROSS PROFIT	7,406	7,306	21,267	23,391
Operating expenses:
Selling, general and administrative	5,537	6,324	16,980	18,595
Research and development	1,195	1,228	3,277	3,689

	6,732	7,552	20,257	22,284

OPERATING INCOME (LOSS)	674	(246)	1,010	1,107
Net interest expense	241	236	769	623
Foreign currency exchange loss (gain)	133	(50)	174	25

INCOME (LOSS) BEFORE INCOME TAXES	300	(432)	67	459
Income tax expense	12	19	36	170

NET INCOME (LOSS)	$288	$(451)	$31	$289

Basic earnings (loss) per common share	$0.05	$(0.07)	$0.00	$0.05
Earnings (loss) per common share -
assuming dilution	0.05	(0.07)	0.00	0.05
Weighted average number of shares
outstanding during the period:
Basic	6,323	6,250	6,305	6,227
Diluted	6,349	6,250	6,361	6,361

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

(Unaudited)

	June 30,	September 30,
	2005	2004

ASSETS

Cash, cash equivalents
and short-term investments	$871	$1,314
Accounts receivable — net	7,914	7,897
Inventories	19,347	21,710
Other current assets	1,873	2,203
Total current assets	30,005	33,124
Fixed assets — net	1,692	2,368

Total Assets	$31,697	$35,492

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$7,177	$9,788
Current portion of debt	1,504	1,266
Total current liabilities	8,681	11,054
Long-term portion of debt	6,066	7,738
Other long-term liabilities	98	179
Total liabilities	14,845	18,971
Shareholders’ equity	16,852	16,521

Total Liabilities and Shareholders’ Equity	$31,697	$35,492

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

(Unaudited)

	Nine Months Ended
June 30

	2005	2004

OPERATING ACTIVITIES

Net income	$31	$289
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	838	1,022
Non-cash interest on 7% convertible subordinated notes	423	137
Loss on disposal of equipment and fixtures	—	259
Other	57	56
Changes in operating assets and liabilities:
Accounts receivable - net	45	1,505
Inventory	2,347	(2,797)
Other assets - net	493	(862)
Notes receivable from customers	—	670
Accounts payable and accrued expenses	(2,762)	1,895
Deferred revenue	(19)	(538)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,453	1,636
INVESTING ACTIVITIES

Purchase of equipment and fixtures	(162)	(406)
Proceeds from sale of short-term investments	-	44

NET CASH USED IN INVESTING ACTIVITIES	(162)	(362)
FINANCING ACTIVITIES

Issuance of 7% convertible subordinated notes	-	3,000
Issuance of common stock:
For interest paid on 7% convertible subordinated notes	186	124
On exercise of stock options	7	79
Repayment on bank credit facilities, net	(1,870)	(5,740)
Principal payments on capital lease obligations	(73)	(41)

NET CASH USED IN FINANCING ACTIVITIES	(1,750)	(2,578)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	16	75

DECREASE IN CASH AND CASH EQUIVALENTS	(443)	(1,229)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,314	2,670

CASH AND CASH EQUIVALENTS, END OF PERIOD	$871	$1,441

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